July 16, 2023

The Board of Directors

Stratasys Ltd.

7665 Commerce Way

Eden Prairie, MN 55344

Members of the Board of Directors:

You have requested our opinion as to the adequacy, from a financial point of view, to the holders (other than the Offeror (as defined below) and its subsidiaries and affiliates) of ordinary shares of Stratasys Ltd. (the “Company”) with a nominal amount of NIS 0.01 per share (the “Company Ordinary Shares”) of the consideration proposed to be paid to such holders pursuant to the Offer (as defined below). Pursuant to the Second Supplement to the Offer to Purchase, dated as of July 10, 2023 and related amended letter of transmittal (collectively, the “Offer”) contained in the Tender Offer Statement on Schedule TO, as amended and supplemented on July 10, 2023 (together with all annexes and exhibits thereto, the “Offer Documents”) filed by Nano Dimension Ltd. (the “Offeror”), the Offeror has made an offer to acquire up to 25,266,458 Company Ordinary Shares pursuant to a tender offer in which the holder of each Company Ordinary Share tendered in the Offer would be entitled to receive, in respect of such share, an amount in cash equal to $24.00 (the “Consideration”). If the Offer were consummated, Offeror would own up to and no more than 51% of the outstanding company Ordinary Shares upon consummation of the Offer and the Offer includes a minimum condition that Offeror would own at least 46% of the outstanding Company Ordinary Shares upon consummation of the Offer. For purposes of our opinion, we have assumed that Offeror would own more than 50% of the outstanding Company Ordinary Shares upon consummation of the Offer.

In connection with preparing our opinion, we have (i) reviewed the terms and conditions of the Offer as set forth in the Offer Documents; (ii) reviewed the draft as of July 16, 2023 of the Solicitation/Recommendation Statement of the Company to be filed on Schedule 14D-9 with the U.S. Securities and Exchange Commission on or about July 17, 2023; (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Ordinary Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Offer, their assessment of the strategic rationale of the Offeror, and the potential benefits for the Offeror, of the Offer, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Offeror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Offer and the other transactions contemplated by the Offer Documents will have the tax consequences described in the Offer Documents and in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Offer Documents. We have also assumed that the disclosures made by the Offeror in the Offer Documents are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any adverse effect on the Company or on the contemplated benefits of the Offer.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the adequacy, from a financial point of view, of the Consideration proposed to be paid to the holders of the Company Ordinary Shares (other than the Offeror and its subsidiaries and affiliates) pursuant to the Offer and we express no opinion as to the adequacy of any consideration proposed to be paid in connection with the Offer to the holders of any other class of securities, creditors or other constituencies of the Company, as to the underlying decision by any holder of Company Ordinary Shares to tender any Company Ordinary Shares in the Offer or as to the underlying decision by the Company whether or not to recommend that the holders of Company Ordinary Shares tender their shares in the Offer. We do not express any view on, and our opinion does not address, the fairness, from a financial point of view, of the Consideration proposed to be paid pursuant to the Offer or the fairness or adequacy of any other term or aspect of the Offer or the other transactions contemplated by the Offer Documents. Our opinion does not address the relative merits of the Offer as compared to other strategies or transactions that might be available to the Company or in which the Company might engage, including the transactions pursuant to the Agreement and Plan of Merger, dated May 25, 2023, among the Company, a wholly-owned subsidiary of the Company, and Desktop Metal, Inc. We express no opinion with respect to the effects of the Offer and the other transactions contemplated by the Offer Documents on any holder of Company Ordinary Shares who elects not to tender such shares in the Offer.

We have acted as financial advisor to the Company in connection with the Offer and will receive fees from the Company for our services, including for the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had other commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company with respect to the Company’s pending transaction with Desktop Metal, Inc., for which a fee became payable upon our delivery of an opinion and an additional fee will become payable upon consummation of such transaction. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Offeror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding ordinary shares of each of the Company and the Offeror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Offeror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration proposed to be paid to the holders of the Company Ordinary Shares pursuant to the Offer is inadequate, from a financial point of view, to such holders.

The issuance of this opinion has been approved by an opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Offer. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into the Offer or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any recommendation statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC